Exhibit 10.28

AGREEMENT

This AGREEMENT (the “Agreement”), dated as of November 5, 2010, is made by and between Knott Partners, L.P., Shoshone Partners, L.P., Mulsanne Partners, L.P., Knott Coast Trust, Knott Partners Offshore Master Fund, L.P. and Knott Partners Offshore (SRI) Fund Limited (each a “Knott Party” and collectively the “Knott Parties”), and ESSEX RENTAL CORP., a Delaware corporation (“Essex”).

WHEREAS, Knott Partners, L.P. is a Lender (as defined in the Loan Agreement (as hereinafter defined)) under that certain Term Loan and Security Agreement, dated as of May 18, 2007, among Coast Crane Company, a Delaware corporation (“Coast”), as Borrower thereunder, JPM Mezzanine Capital, LLC (“JPM”), as Lender thereunder, and the other Loan Parties party thereto (as heretofore amended and as may be amended from time to time, the “Loan Agreement”), by way of assignment and assumption of all of JPM’s rights and obligations, respectively, under the Loan Agreement and each Other Document (such rights and obligations collectively, the “Loan Interests”);

WHEREAS, each of Shoshone Partners, L.P., Mulsanne Partners, L.P. and Knott Coast Trust participate in the Loan Interests by way of a Participation Agreement, dated May 26, 1010, among those parties and each of Knott Partners Offshore Master Fund, L.P. and Knott Partners Offshore (SRI) Fund Limited participate in the Loan Interest by way of their interest in Knott Coast Trust, a New York trust;

WHEREAS, Coast filed a voluntary petition for relief under Chapter 11 of Title 11 of the United States Code, 11 U.S.C. §§ 101-1532 (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Western  District of Washington (the “Bankruptcy Court”) on September 22, 2010, Case Number 10-21229 (the “Bankruptcy Proceeding”); and

WHEREAS, Essex, through one of its affiliates, submitted a bid for substantially all of the assets of Coast in connection with the sale of assets by Coast pursuant to Section 363 of the Bankruptcy Code in the Bankruptcy Proceeding (such bid by Essex, the "Bid"), which Bid provided for the assumption of at least $5,227,000 of outstanding indebtedness under the Loan Agreement (the “Minimum Amount”).

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.	Exchange of Assumed Indebtedness.

(a)           In the event that Essex or any of its affiliates consummates the acquisition of substantially all of the assets of Coast (regardless of the form of such acquisition, the “Coast Acquisition”) included in the Bid, then, immediately following the consummation of the Coast Acquisition, the entire amount of indebtedness under the Loan Agreement assumed by Essex or its affiliate in the Coast Acquisition (including amounts in excess of the Minimum Amount) (the “Assumed Indebtedness”) held by the Knott Parties shall be exchanged for one or more promissory notes made by Essex in favor of the Knott Parties (in individual amounts to be determined by the Knott Parties) evidencing senior indebtedness in the aggregate principal amount of $5,227,000 and otherwise in substantially the form of, and containing substantially the same terms and provisions as, the form of Promissory Note attached as Exhibit A hereto (the “Notes”). The date on which the Coast Acquisition is consummated shall be referred to herein as the “Closing Date”.

(b)           Except as provided herein, upon receipt of the Notes by the Knott Parties all of Essex’s obligations to the Knott Parties under or in connection with the Loan Agreement and the Assumed Indebtedness shall be terminated and discharged.

(c)           So long as this Agreement remains in effect, the Knott Parties shall not transfer or assign any portion of, or interest in, the Loan Interests (other than to another Knott Party) without the prior written consent of Essex, provided, however, that if at any time after the date hereof, a Qualified Alternative Bid (as defined in the Bid Procedures Order entered in the Bankruptcy Proceeding) is received by Coast that provides for the cash payment of 100% of the obligations under the Loan Agreement, the Knott Parties shall be permitted transfer or assign any portion of, or interest in, the Loan Interests.

(d)           If requested by Essex, the Knott Parties shall execute and deliver for the benefit of the other parties thereto a termination of, or release of the counterparties under, the Intercreditor Agreement (as defined below).

2.	Transaction Support.

(a)           To induce Essex to pursue a Bid that includes an assumption of the Minimum Amount by Essex or its affiliate, the Knott Parties shall (a) reasonably support the Bid (and any amended or modified Bid provided it includes assumption of at least the Minimum Amount and does not, in the Knott Parties reasonable discretion, contain additional terms or changes which are materially adverse to the Knott Parties); (b) not permit the assumption of any of the indebtedness under the Loan Agreement by any third party; (c) not object, on any grounds, to the motion or motions for approval (a “Sale Motion”) of any asset purchase agreement with respect to the Bid; and (d) not agree to, consent to, provide any support to, participate in the formulation of or seek Bankruptcy Court approval of, and use commercially reasonable efforts, at Essex’s cost and expense, to oppose (i) any sale of the assets and/or stock of Coast (whether such sale is implemented pursuant to Section 363 of the Bankruptcy Code, a Chapter 11 plan or otherwise), (ii) a plan of reorganization in respect of Coast or (iii) a liquidation (either under chapter 7 or chapter 11 of the Bankruptcy Code) in respect of Coast, other than the transaction contemplated by the Bid; provided, however, that if at any time after the date hereof, a Qualified Alternative Bid is received by Coast that provides for the cash payment of 100% of the obligations under the Loan Agreement, the Knott Parties shall be permitted to withdraw their support for the Bid and support such other bid.  If the Knott Parties’ performance of their obligations under this paragraph 2 are reasonably likely to violate the Knott Parties’ obligations under that certain Intercreditor and Subordination Agreement, dated May 18, 2007 (as amended, the “Intercreditor Agreement”), the Knott Parties shall not be required to perform the specific obligation which may result in violation. Essex hereby agrees to indemnify the Knott Parties for any losses, claims, damages, liabilities and costs and expenses to which the Knott Parties may become subject in connection with performance of its obligations under this Section 2(a).

(b)           In consideration for the transaction support described in Section 2(a) above: (x) in the event that Essex or any of its affiliates consummates the acquisition of substantially all of the assets of Coast (regardless of the form of such acquisition), at the time contemplated in Section 1(b), Essex shall provide the following to the Knott Parties: (i) warrants to purchase an aggregate of 90,000 shares of Essex’s Common Stock, par value $.0001 per share, in substantially the form attached as Exhibit B hereto (the “Warrants”) and (ii) legal fees and other costs and expenses incurred by the Knott Parties in connection with the acquisition, structuring and holding of the Loan Interests and the enforcement of rights under the Loan Agreement, including without limitation, costs and expenses incurred in connection with the Bankruptcy Proceeding and actions contemplated by this Agreement and (y) in the event that neither Essex nor any of its affiliates consummates the acquisition of substantially all of the assets of Coast, Essex shall pay the Knott Parties the aggregate sum of $5,652,000 allocated among the Knott Parties as directed by the Knott Parties; provided, however, that the amount of the payment in this clause (y) shall be reduced (but not below zero) by the fair market value of the aggregate consideration received in respect of the Loan Interests in connection with any transaction in which Coast or its assets are acquired by a third party (regardless of the form of such acquisition).  Any consideration payable pursuant to this Section 2(b) shall be paid by Essex promptly after, but in no event later than five business days following, the earlier of (i) issuance of a Sale Order in the Bankruptcy Proceeding and (ii) January 31, 2011.

3.               Representations and Warranties of Essex.  Except as set forth in the corresponding sections or subsections attached hereto, Essex hereby represents and warrants to the Knott Parties as follows:

(a)           Authority.  Essex is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  Essex has all requisite power and authority (i) to enter into this Agreement, the Notes and the Warrants and to consummate the transactions contemplated hereby and thereby and (ii) to make the Bid, enter in the Bid Agreement and to consummate the transactions contemplated thereby. This Agreement has been, and the Notes and Warrants when executed and delivered will be, duly executed and delivered by Essex and constitute valid and binding obligations of Essex, enforceable against it in accordance with their terms.

(b)           Capitalization.  The authorized capital stock of Essex consists solely of 40,000,000 shares of Common Stock, par value $.0001 per share, of which 17,166,961 shares are issued and outstanding, and (ii) 1,000,000 shares of preferred stock, par value $.0001 per share (the “Preferred Stock”), none of which is issued and outstanding.  All of the issued and outstanding shares of Common Stock and Preferred Stock have been duly authorized and validly issued and are fully paid and nonassessable and are not subject to any preemptive rights.  Except as disclosed in the SEC Documents (defined below), there are no outstanding options, warrants, rights or other securities convertible into or exchangeable or exercisable for shares of Essex’s capital stock, any other commitments or agreements providing for the issuance of additional shares of Essex’s capital stock, the sale of treasury shares or for the repurchase or redemption of shares of Essex’s capital stock or any obligations arising from canceled stock of Essex except for the Warrants and commitments to issue 3,300,000 shares of Common Stock in connection with the Coast Acquisition.  Except as disclosed in the SEC Documents and except as contemplated in connection with the Coast Acquisition, there are no agreements of any kind which may obligate Essex to issue, purchase, register for sale, redeem or otherwise acquire any of its securities or interests.  The issuance of the Warrants (and the issuance of shares upon exercise thereof) will not give rise to any preemptive rights or rights of first refusal on behalf of any person or result in the issuance of any additional securities.

(c)           No Conflict.  The execution and delivery of this Agreement, the Notes and the Warrants do not, and the consummation of the transactions contemplated hereby and thereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or to a loss of a material benefit under any provision of, Essex’s Amended and Restated Certificate of Incorporation or Essex’s Bylaws, as amended, or any mortgage, indenture, lease or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Essex or its properties or assets that would, individually or in the aggregate, materially impair Essex’s ability to meet its obligations under the Notes or that would otherwise have a material adverse impact on Essex.

(d)           SEC Documents.  Essex has timely filed all required reports, schedules, forms, statements and other documents with the Securities and Exchange Commission (the “SEC”) since December 31, 2009 (the “SEC Documents”).  As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, as the case may be, and the rules and regulations of the SEC promulgated thereunder, and, except to the extent that information contained in any SEC Document has been revised or superseded by a later document filed with the SEC and made publicly available prior to the date of this Agreement, none of the SEC Documents contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(e)           Absence of Certain Changes or Events.   Since the date of Essex’s Quarterly Report on Form 10-Q, dated as of July 30, 2010 (the Statement of Liabilities and Stockholders’ Equity included therein being referred to herein as the “Latest Balance Sheet”), which contains unaudited financial statements of Essex prepared in accordance with the requirements of Form 10-Q, (a) Essex has operated in the Ordinary Course of Business and (b) there has not been any action taken and there has not been any event which would require Essex to amend or supplement any of the SEC Documents or to file a Current Report on Form 8-K (other than actions and events related to or contemplated in connection with the Coast Acquisition, filings for which have not yet been made).  As used herein, “Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity, quality and frequency) without regard to activities related to the Coast Acquisition.

(f)           No Undisclosed Liabilities.  Except as set forth in the Latest Balance Sheet, neither Essex nor its subsidiaries have any actual or potential liability or obligation (including as related to taxes), whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated and whether due or to become due, regardless of when asserted other than as may be incurred in connection with the Coast Acquisition or incurred in the ordinary course of business.

4.               Representations and Warranties of the Knott Parties.  (a)  Each Knott Party, severally and not jointly, hereby represents and warrants to Essex that (i) such Knott Party has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby and (ii) this Agreement has been duly executed and delivered by such Knott Party and constitutes a valid and binding obligation of such Knott Party, enforceable against it in accordance with its terms.

   (b)  Each Knott Party, severally and not jointly, hereby represents and Warrants to Essex that the Knott Parties are the legal and beneficial owners of all of the Loan Interests under the Loan Agreement.

5.               Termination.  This Agreement may be terminated by either Essex or the Knott Parties (or both) upon the earliest to occur of the following events:

(a)           The purchase agreement included as part of the Bid (the "Bid APA") shall have been terminated in accordance with its terms; provided Essex has complied with the obligations under Section 2(b);

(b)           Upon completion of the sale by Coast of substantially all of its assets (regardless of the form of such sale); provided Essex has complied with its obligations under Section 1(a) or 2(b), as applicable;

provided, however, that Section 3 (Representations and Warranties of Essex) shall survive until Essex has discharged all of its obligations and repaid all amounts owed under the Notes and the indemnity provided in Section 2(a), as well as Sections 11 and 12, shall survive indefinitely.

6.               No Other Relationship.  This Agreement shall not constitute any party as the legal representative or agent of any other, nor shall any party have the right or authority to assume, create or incur any liability or obligation, express or implied, in the name of, or on behalf of, any other party.  This Agreement is not intended to create and shall not be construed to create, a relationship of partnership, joint venture or association for profit between any of the parties.

7.               Amendments; Waivers.  The provisions of this Agreement may be amended and each of the parties may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if the other party has consented in writing to such amendment, action or omission.  No such consent with respect to any such action or omission shall operate as a consent to, waiver of, or estoppel with respect to, any other or subsequent action or omission.  No failure to exercise and no delay in exercising any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy or power hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy or power provided herein or by law or at equity.

8.              Assignment; Successors and Assigns. No party shall assign any of its rights or obligations under this Agreement without prior written consent of the other party hereto.  All agreements contained in this Agreement by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and permitted assigns of the parties hereto.

9.              Severability.  Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law and the Intercreditor Agreement, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law or in violation of the Intercreditor Agreement, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

10.            Descriptive Headings and Construction.  The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.  Unless otherwise indicated, references to Sections herein are references to Sections of this Agreement.

11.            Governing Law.  This Agreement and the rights and duties of the parties to this Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to its conflicts of law principles.

12.           Arbitration.  Any dispute arising out of, or relating to, this Agreement or the breach thereof, or regarding the interpretation thereof, shall be finally settled by arbitration conducted in New York City in accordance with the rules of the American Arbitration Association then in effect before a single arbitrator appointed in accordance with such rules.  Judgment upon any award rendered therein may be entered in any court having jurisdiction and enforcement may be obtained thereon in any such court.  The arbitrator shall have authority to grant any form of appropriate relief, whether legal or equitable in nature, including specific performance.  For the purpose of any judicial proceeding to enforce such award or incidental to such arbitration or to compel arbitration, the parties hereby submit to the non-exclusive jurisdiction of the Supreme Court of the State of New York, New York County, or the United States District Court for the Southern District of New York, and agree that service of process in such arbitration or court proceedings shall be satisfactorily made upon it if sent by registered mail addressed to it as provided in this Agreement.

13.            Notices.  Any notice pursuant to the terms and conditions of this Agreement shall be in writing and either (a) delivered personally; (b) sent by certified mail, return receipt requested; (c) sent by a recognized overnight mail or courier service with delivery receipt required; or (d) sent by facsimile transfer and acknowledged by recipient, and will be deemed to have been given when received by the party to whom addressed.  Notices shall be directed as follows:

If to any Knott Party:
c/o Dorset Management Corporation
485 Underhill Blvd.
Suite 205, Syosset, NY 11791
Fascimile No.: (516) 364-0879
Attn: Matthew Campbell

With a copy to:	Akin Gump Strauss Hauer & Feld LLP
One Bryant Park
New York, NY 10036
Facsimile No.: (212) 872-1000
Attn: Douglas Rappaport

If to Essex:	Essex Rental Corp.
1110 Lake Cook Road, Suite 220
Buffalo Grove, IL 60089
Facsimile No.: (847) 215-6502
Attn: Chief Financial Officer
Facsimile No. (847) 215-6535

With a copy to:	Katten Muchin Rosenman LLP
575 Madison Avenue
New York, NY 10022
Attn: Todd J. Emmerman
Facsimile No. (212) 894-5873

Any party may change its address or the person to notify by a notice delivered in accordance with this Section.

14.           Entire Agreement.  This Agreement contains the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, written or oral, among the parties with respect thereto, including without limitation, the Term Sheet.

15.           Counterparts.  This Agreement may be executed in two or more counterparts, each of which when so executed and delivered shall be an original, but all such counterparts taken together shall constitute one and the same instrument.

16.           Knott Party Liability.  Each Knott Party shall be severally, and not jointly, liable for its obligations under this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

KNOTT PARTNERS, L.P.

By: Dorset Management Corporation, its investment manager

By:	/s/ David M. Knott
Name:
Title:

SHOSHONE PARTNERS, L.P.

By: Dorset Management Corporation, its investment manager

By:	/s/ David M. Knott
Name:
Title:

MULSANNE PARTNERS, L.P.

By: Dorset Management Corporation, its investment manager

By:	/s/ David M. Knott
Name:
Title:

KNOTT PARTNERS OFFSHORE MASTER FUND, L.P.

By: Dorset Management Corporation, its investment manager

By:	/s/ David M. Knott
Name:
Title:

KNOTT PARTNERS OFFSHORE (SRI) FUND LIMITED

By: Dorset Management Corporation, its investment manager

By:	/s/ David M. Knott
Name: David M. Knott
Title: President

KNOTT COAST TRUST

By: Dorset Management Corporation, its investment manager

By:	/s/ David M. Knott
Name: David M. Knott
Title: President

ESSEX RENTAL CORP.

By:	/s/ Martin A. Kroll
Name: Martin A. Kroll
Title: Senior V.P. & CFO